Exhibit 10.25

AGREEMENT AND ASSIGNMENT OF PARTICIPATION RIGHTS
IN MINERAL LEASES AND PROPERTIES

This AGREEMENT AND ASSIGNMENT OF PARTICIPATION RIGHTS IN MINERAL LEASES AND PROPERTIES (“Agreement”), dated and made effective as of October 15, 2021 (“Effective Date”), is entered into by and between VALKOR ENERGY HOLDINGS, LLC, a Utah limited liability company, having offices at 21732 Provincial Boulevard, Suite 160, Katy, Texas 77450 (“Valkor”), and TMC CAPITAL, LLC, a Utah limited liability company, having offices at 15315 W. Magnolia Boulevard, Suite 120, Sherman Oaks, California 91402 (“TMC Capital”) (the parties hereto sometimes herein referred to individually as a “Party” or collectively as the “Parties”).

W I T N E S S E T H:

A. Valkor and TMC Capital have entered into an Agreement Governing Reciprocal Assignment of Mineral Leases dated October 15, 2021 (the “Exchange Agreement”) pursuant to which, part of an exchange of interests in mineral leases, TMC Capital has agreed to assign and transfer to Valkor all of its right, title and interest in and to (1) a Mining and Minerals Lease Agreement dated July 1, 2013, as amended, executed between Asphalt Ridge, Inc., as lessor, and TMC Capital, LLC, as lessee, covering lands situated in Uintah County, Utah, and (2) a Short Term Mining Leased dated August 10, 2020, as amended on July 1, 2021, executed between Asphalt Ridge, Inc., as lessor, and Valkor Energy Holdings, LLC, as lessee, covering lands situated in Uintah County, Utah, all as more fully and respectively described in Exhibit A hereto (collectively, the “Leases”);

B. Valkor has agreed to grant to TMC Capital the right to participate in any exploratory, mining or production operations conducted by Valkor under the Leases under and in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Parties, the Parties hereby agree as follows:

ARITICLE I
DEFINITIONS; PROCEDURAL USAGE

1.01 Defined Terms.

Capitalized terms used in this Agreement, unless otherwise defined in the text hereof, shall have the following meanings:

“Actual Invoice” means an invoice prepared by Valkor and delivered to TMC Capital under or pursuant to Section 2.06, which describes in reasonable detail the Costs that have been incurred by Valkor in conducting any E&P Operation and the Cost-Share that is owed by each Party that has elected to participate in the E&P Operation as provided in Article II.

“Advance Cost Estimate” means a written estimate of all or a part of the Costs associated with any E&P Operation conducted or proposed by Valkor that describes in reasonable detail the estimated Costs of such E&P Operation and the Cost-Share that will be owed by each Party that has elected to participate in the E&P Operation as provided in Article II.

“AFE” means an Authority for Expenditure prepared for the purpose of estimating the costs to be incurred in connection with any proposed E&P Operation.

“Affiliate” means, with reference to a Party, any Person owning fifty percent (50%) or more of the voting stock or similar equity interest of such Party; any Person in which such Party owns fifty percent (50%) or more of its voting stock or similar equity interests; or any Person fifty percent (50%) or more of whose voting stock or similar equity interests is owned by the same entity that owns fifty percent (50%) or more of the voting stock or similar equity interests of such Party.

“Confidentiality Period” has the meaning specified in Section 5.01.

“Costs” means all of the costs and expenses incurred in conducting any E&P Operation or in the design, construction and/or operation of any Oil Sands Processing Plant.

“Cost-Share” or “Cost Allocation” means that portion of any Costs owed or to be borne by a Party that is attributable to its Participation Interest in any E&P Operation or in the design, construction and/or operation of any Oil Sands Processing Plant.

“Disclosing Party” has the meaning specified in Section 5.01.

“Dispute” has the meaning specified in Section 10.02.

“E&P Data” means Exploratory Data or Production Data, or both.

“E&P Operation” means either an Exploratory Operation or a Production Operation, in each case under or pursuant to Valkor’s commercial exploitation of rights and interests it holds or may acquire under the Leases, or either of them, or any successor thereto, respectively.

“Exploratory Data” means any and all airborne, surface and subsurface information and data, whether geological or geophysical in nature or generated by use of sensory devices, techniques or technologies, that are or may be useful in evaluating the surface or subsurface of lands for the presence of hydrocarbons or other Minerals in various structures and formations at any depth, including seismic, gravity and magnetic data; well data, logs, coring, cuttings and bottom samples; gas detector readings, formation fluid tests, and pressure data; and images and imaging, contouring and mapping resulting from the deployment of sensor or sensory systems that utilize, among other things, acoustic, seismic, optic or electro- optic, infrared, hyperspectral, radiological, meteorological, and other active or passive sensory data, devices, techniques or technologies; and reports, analyses, tests and test results, electronic images, surveys, maps and other devices that evaluate and process any of the foregoing.

“Exploratory Operation” means any exploratory activity or operation conducted by Valkor under the Leases or on or with respect to any of the lands covered thereby, including seismic studies, mapping, remote sensing imaging, core drilling, geophysical studies or profiling and any other operation whose primary objective is the exploration for, characterization and measurement of deposits or reservoirs of Minerals.

“Large Mine Permit” means the Notice of Intention to Commence Large Mining Operations (Permit # M/047/0089) approved by UDOGM on October 27, 2017, as subsequently amended (and including reclamation plans submitted pursuant thereto or as required by UDOGM).

“Mine” means any mining claim, mine or mining site, mineral deposit, ore deposit, quarry or mining lease and any related shaft, tunnel, incline, drift or excavation on or within the lands included in or within any of the Leases, including any mine or mine site under any permit issued by UDOGM.

“Minerals” has the meaning specified in the Leases.

“Participation Interest” means the percentage of participation that TMC Capital elects to assume in any E&P Operation conducted by Valkor under or with respect to the Leases or any successor thereto, in each case expressed as a percentage of 100% of the working interests in the E&P Operation.

“Participation Rights” means the rights, exercisable under or pursuant to this Agreement, granted to TMC Capital herein to participate as a nonoperating working interest owner in any E&P Operation.

“Person” means any natural person, corporation, company, partnership (including both general and limited partnerships), limited liability company, sole proprietorship, association, joint stock company, firm, trust, trustee, joint venture, unincorporated organization, executor, administrator, legal representative or other legal entity, including any governmental authority.

“Plant” means the oil and gas processing plant owned by Petroteq Oil Recovery, LLC and currently located on lands covered by or included within the Leases.

“Production Data” means any information or data generated from any mine, production or injection well, or other facility or structure from which hydrocarbons and hydrocarbon substances (including the constituents of any hydrocarbon deposit or reservoir) may be mined, extracted, produced, processed and/or upgraded into marketable oil and other products.

“Production Operation” means any activity or operation conducted by Valkor within the scope of the Leases, including drilling, mining, excavation, in situ operations (involving thermal, gasification or other method, technique, process or technology), extraction, production or other operation whose primary objective is the capture, extraction and production of Minerals from subsurface strata to the surface, including any conventional or unconventional primary, secondary or tertiary production, injection or recovery method, technique, process or technology.

“Receiving Party” has the meaning specified in Section 5.01.

“Representative(s)” means, with respect to a Party or any of its Affiliates, its officers, directors, principals, members, managers, employees, advisors, attorneys, accountants, and duly authorized agents or representatives.

“Third Person” means any Person other than the Parties or their respective Representatives.

“TMC Indemnitees” has the meaning specified in Section 7.02(a).

“UDOGM” means the Utah Division of Oil, Gas and Mining.

“Valkor Indemnitees” has the meaning specified in Section 7.01(a).

“Well(s)” means any well or series of wells, including any type of conventional or unconventional primary, secondary or tertiary production, insitu, injection or recovery wells, in any combination, proposed or commenced by Valkor under and pursuant to the Leases, or either of them.

1.02 Procedural Usage; Protocols.

(a) The name assigned to this Agreement and the Article and Section (or subsection) captions used herein are for reference only and shall not be construed to affect the meaning or construction of the text hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified:

(1)	The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole and references herein to Articles and Sections refer to the Articles and Sections of this Agreement;

(2)	Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires; and

(3)	The words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”.

(b) Unless stated otherwise, references to money herein shall mean and refer to the currency (U.S. Dollars) of the United States of America.

1.03 Exhibits and Schedules.

The Exhibits and Schedules attached to this Agreement are made a part hereof and are incorporated herein for all purposes.

ARTICLE II

ASSIGNMENT OF PARTICIPATION RIGHTS,
ELECTIONS & REVENUE/COST ALLOCATION

2.01 Assignment of Participation Rights.

(a) Subject to the terms and conditions of this Agreement, Valkor hereby assigns and transfers to TMC Capital the exclusive right, upon its election, to participate in any E&P Operation conducted by Valkor on, in or under the Leases, or any of them, or any of the lands covered thereby.

(b) The Participation Rights granted and assigned to TMC Capital herein consists of the exclusive right by TMC Capital to elect to participate, on a nonoperating basis, in up to a fifty percent (50%) working interest in any E&P Operation conducted by Valkor on or within the scope of the Leases, or any of them, or any of the lands covered thereby.

2.02 Election to Participate.

(a) At least forty-five (45) days prior to commencing an E&P Operation, Valkor shall prepare and submit to TMC Capital an AFE that specifies the estimated cost of the E&P Operation through its completion (and its projected completion date). Within thirty (30) days after receiving an AFE for a proposed E&P Operation, TMC Capital shall advise Valkor in writing whether it elects to participate in the E&P Operation and the Participation Interest (expressed as a percentage of 8/8ths or 100% of the working interests in the E&P Operation) that it elects to assume in the E&P Operation. Notwithstanding anything to the contrary in this Agreement, TMC Capital shall not be entitled to elect a Participation Interest that exceeds fifty percent (50%) in any E&P Operation.

(b) If TMC Capital elects in a timely manner to participate in an E&P Operation, the Participation Interests and Cost Obligations of the Parties with respect to the E&P Operation shall be allocated between or among them based on, and as determined by, the Participation Interest elected by TMC Capital in the E&P Operation, with the remaining Participation Interest in the E&P Operation being retained and owned by Valkor (and any other joint participant, if any).

(c) If TMC Capital elects not to participate in an E&P Operation (or fails to respond to an AFE for a proposed E&P Operation on a timely basis), Valkor shall hold and have 100% of the Participation Rights and Cost Obligations in the E&P Operation.

2.03 Producing Operations; Allocation of Production and Costs.

With respect to each E&P Operation conducted by Valkor that results in the production of Minerals, each Party shall be entitled to that percentage of Net Production from such operation that is attributable to its Participation Interest in the E&P Operation. With respect to each such E&P Operation, each Party shall be responsible to pay the Costs associated with such operation that are attributable to and correspond with its Participation Interest in the operation.

2.04 Exploratory Operations; Rights in Data & Allocation of Costs.

With respect to each E&P Operation conducted by Valkor that results in the generation of E&P Data, all such E&P Data shall be owned by Valkor regardless of whether TMC Capital elects to assume a Participation Interest in the E&P Operation generating the data. In turn, TMC Capital and its Affiliates shall have a permanent, fully-paid, non-exclusive, royalty-free license and right to access and use all such E&P Data for any purpose, subject only to its confidentiality obligations under Article V. With respect to each such E&P Operation, each Party shall be responsible to pay the Costs associated with such operation that are attributable to and correspond with its Participation Interest in the operation.

2.05 Designated Operator; E&P Operations.

Unless otherwise agreed by the Parties in writing, Valkor shall be the designated operator for and with respect to each E&P Operation conducted under or within the scope of the Leases, or any of them, or any successor lease or instrument thereto, respectively.

2.06 Cost Recovery & Invoicing.

(a) For each E&P Operation conducted by Valkor in or as to which TMC Capital has elected a Participation Interest, Valkor shall be entitled to recover or collect the Costs associated with the E&P Operation by requiring TMC Capital to pay its proportionate share of any Advance Cost Estimate prepared and delivered to TMC Capital on a periodic basis and at such times as Valkor may determine. Alternatively, and at Valkor’s option, Valkor may pay all or a part of the Costs associated with the E&P Operation as such Costs are incurred or become due and then deliver to TMC Capital, at such times as Valkor may determine, an Actual Invoice showing the Costs that have been or will be paid by Valkor in connection with the E&P Operation and a statement of the Cost-Share owed by TMC Capital based on its Participation Interest in the E&P Operation.

(b) In the event that Valkor elects to prepare and deliver an Advance Cost Estimate to TMC Capital from time to time for an E&P Operation in which TMC Capital has elected a Participation Interest, Valkor shall thereafter deliver an Actual Invoice to TMC Capital that sets forth the final amount of the Costs incurred in connection with the E&P Operation, together with any adjustments, including credits or additional payments that may be owed by TMC Capital under the Actual Invoice.

(c) Unless otherwise agreed by the Parties in writing, all Advance Cost Estimates and Actual Invoices in respect of any E&P Operation conducted by Valkor shall be at or within 110% of the applicable Cost estimated in the AFE issued for the E&P Operation. All Actual Invoices delivered to TMC Capital as to any E&P Operation in which TMC Capital has elected a Participation Interest shall be accompanied by invoices, billing statements, purchase orders, services or work agreements, work orders and other supporting documentation. All Costs reflected in any Actual Invoice submitted to TMC Capital must be reasonable under industry standards, must relate directly to the E&P Operation identified or described therein, and must be verifiable by TMC Capital’s accountants and auditors.

(d) Each of the Parties shall pay or remit to Valkor, as the case may be, its respective Cost-Share for or with respect to any E&P Operation within thirty (30) days after Valkor delivers an Advance Cost Estimate or Actual Invoice to TMC Capital based on its Participation Interest, if any, in any such E&P Operation.

2.07 Periodic Inspection & Audit Rights.

Upon giving Valkor’s advance written notice of at least ten (10) days, TMC Capital shall have the right periodically to inspect and audit Valkor’s book and records to ensure compliance with this Agreement and to verify the authenticity, validity and amount(s) of all Costs allocated to or paid by TMC Capital in connection with any E&P Operation in which TMC Capital has elected a Participation Interest.

ARTICLE III

EXCLUSION OF PLANT FROM AGREEMENT

3.01 Plant Ownership; Exclusion from Agreement.

Notwithstanding anything to the contrary in this Agreement, the Plant shall continue to be owned by Petroteq Oil Recovery, LLC (“Petroteq Oil”) and, except with respect to the provisions governing cleanup and reclamation contained in Article IV, shall be excluded from the scope of this Agreement and neither the Plant nor its operation shall in any respect be subject to or governed by the terms and conditions contained in this Agreement.

3.02 Operation of the Plant.

Unless otherwise agreed by the Parties, and subject to the right of Petroteq Oil Recovery, LLC to operate, expand, shut-down and/or relocate the Plant from time, it is anticipated that the management and operation of the Plant will continue to be governed by the Master Services Agreement dated November 1, 2018, between Valkor, LLC and Petroteq Oil in accordance with the terms thereof.

ARTICLE IV
ENVIRONMENTAL CLEANUP & RECLAMATION

4.01 TMC Capital’s Reclamation Obligations.

TMC Capital is the designated operator of the Temple Mountain Mine Site (the “Mine Site”), located on lands covered by the Leases, under and pursuant to the terms of the Large Mine Permit. TMC Capital has initiated the environmental cleanup and reclamation of the Mine Site and surrounding areas of the Leases, consistent with the Large Mine Permit, and shall perform all reclamation activities at the Mine Site and associated areas in accordance with reclamation plans submitted to UDOGN under or in connection with the Large Mine Permit, including (a) removal and disposal of any deleterious supplies or materials (such as diesel fuel and oils in vehicles or equipment), and (b) reclamation, removal, redeposit, filling or backfilling or remediation of stockpiled material, haul roads and other areas, in each case as contemplated under the Large Mine Permit or as may be required by applicable law.

4.02 Demobilization/Removal of Plant.

It is anticipated, consistent with the provisions of the Large Mine Permit, that the Plant will be demobilized and removed from the area of the Mine Site or otherwise within lands covered by the Leases within one (1) year after operations at the Plant are permanently concluded.

4.03 Environmental/Reclamation Indemnity.

TMC agrees to defend, indemnify and hold harmless Valkor and its Representatives from and against any demand, claim, cause of action, suit, administrative complaint or proceeding, property damage, loss or liability arising from or within the scope of the environmental cleanup and reclamation obligations assumed by TMC Capital (a) under the Large Mining Permit and in or under reclamation plans submitted to UDOGM therewith, and (b) under or as may be required by the Leases. Notwithstanding the foregoing, however, the defense and indemnity obligations undertaken by TMC Capital herein shall not apply or extend to claims, causes of action, suits administrative complaints or proceedings, property damage, losses or liabilities arising from environmental conditions, including any release or discharge of hazardous substances, materials or waste, caused in whole or in part by Third Persons or for which any Third Person may be responsible under applicable law.

ARTICLE V
CONFIDENTIALITY

5.01 Confidentiality Obligations.

The Parties acknowledge that each Party may from time to time furnish or disclose (in each such case, a “Disclosing Party”) to the other Party or its Representatives (in each such case, a “Receiving Party”) information, data and materials that consist of or include Confidential Information, the improper or unauthorized disclosure or release of which will likely cause irreparable harm to the Disclosing Party. Accordingly, during the term of this Agreement and for a period of three (3) years following the expiration or termination hereof or the Closing, whichever occurs first (the “Confidentiality Period”), the Receiving Party agrees to keep and maintain on a private and confidential basis any Confidential Information that it receives from a Disclosing Party and will not, without the prior written consent of the Disclosing Party, (1) publish, release or otherwise disclose the Confidential Information to any Person other than another Party and its Representatives that have a “need to know” such information, except as required by applicable law, and (2) use any of the Confidential Information for any purpose other than in connection with this Agreement and the consummation of the transactions contemplated hereby.

5.02 Mandatory Disclosure.

The Parties shall use and deploy reasonable best efforts to preserve and protect the Confidential Information from any unauthorized disclosure or publication. In the event that a Party determines that it is legally obligated to publish, release or disclose any provision of this Agreement or any other Confidential Information, in whole or in part, such Party shall provide the other Party with prompt written notice and shall seek to limit the dissemination, release or public disclosure of such Confidential Information. In the case of legal proceedings in which disclosure of any Confidential Information is required or compelled by law, the Parties shall cooperate to obtain an appropriate protective order limiting the disclosure of such information. Notwithstanding the foregoing, the Parties acknowledge that each Party may be required under the terms of securities laws or regulations, or in connection with any public offering of securities, to disclose the existence of this Agreement and the terms hereof.

ARTICLE VI

RELATIONSHIP OF THE PARTIES; TAXATION

6.01 Relationship of Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed as creating, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth herein or in a separate agreement executed by the Parties. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement or in a separate agreement executed by the Parties.

6.02 Taxes. Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement or under any of the oil and gas leases described in this Agreement. Each Party shall protect, defend and indemnify the other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of applicable law, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. The Party acting as the designated operator in or with respect to any E&P Operation or for an Oil Sands Processing Plant shall provide each Party, in a timely manner and at such Party’s sole expense, such information with respect to all such operations as each Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

6.03 United States Tax Election.

(a) If, for United States federal income tax purposes, this Agreement or any of the operations conducted under any of the oil and gas leases described in this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated thereunder. Each Party shall be responsible for executing and filing, either individually or jointly, such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each Party.

(b) No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each Party states that the income derived by it from operations under this Agreement or under the oil and gas leases described in this Agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE VII
INDEMNIFICATION & LIMITS OF LIABILITY

7.01 TMC Capital’s Indemnity.

(a) TMC Capital agrees to defend, indemnify and hold harmless Valkor and its Affiliates, and each of their respective Representatives (collectively, “Valkor Indemnitees”), from and against all claims, demands, administrative actions and/or civil actions or suits (whether threatened, actual or otherwise) for damages, penalties, fines or other legal or equitable relief asserted, commenced or requested by any Third Person, or any losses, liability or costs (including reasonable attorneys’ fees and litigation costs) incurred by any of the Valkor Indemnitees as a result thereof, on account of:

(1)	Any personal injury, disease or death of any person(s), or any damage to or loss of property, resulting from or arising out of TMC Capital’s operations conducted under or within the scope of this Agreement, including any injury, death or property damage caused by or attributable to (i) the sole, concurrent or combined negligence or fault of TMC Capital or any of its Representatives, or (ii) where liability with or without fault is strictly imposed by operation of law based on a condition created by TMC Capital or any of its Representatives;

(2)	Any failure by TMC Capital to comply with laws, statutes, rules, regulations and orders of governmental authorities that are applicable to TMC Capital’s operations conducted under or within the scope of this Agreement;

(3)	Liens, claims and demands arising from work performed by TMC Capital’s contractors or subcontractors or from materials supplied to TMC Capital;

(4)	Any breach or violation of any representation, warranty or covenant of TMC Capital contained in this Agreement.

(b) The indemnity obligations undertaken by TMC Capital in favor of the Valkor Indemnitees under Section 7.01(a)(1), including any defense obligations, claims, judgments and liability (including attorney’s fees and litigation costs), shall be limited to the amount of insurance coverage or limits in the insurance policies required to be carried or maintained by TMC Capital under the provisions of Section 8.01 (and as set forth in Schedule Y hereto), whether or not TMC Capital has secured and is carrying the insurance coverage required by Section 8.01. TMC Capital shall have no indemnification obligations under Section 7.01(a)(1) for any obligation, claim, judgment or liability that is or would be outside the scope and coverage of the insurance policies and coverage required to be maintained by TMC Capital under Section 8.01.

7.02 Valkor’s Indemnity.

(a) Valkor agrees to defend, indemnify and hold harmless TMC Capital and its Affiliates, and each of their respective Representatives (collectively, “TMC Indemnitees”), from and against all claims, demands, administrative actions and/or civil actions or suits (whether threatened, actual or otherwise) for damages, penalties, fines or other legal or equitable relief asserted, commenced or requested by any Third Person, or any losses, liability or costs (including reasonable attorneys’ fees and litigation costs) incurred by any of the TMC Indemnitees as a result thereof, on account of:

(1)	Any personal injury, disease or death of any person(s), or any damage to or loss of property, resulting from or arising out of Valkor’s operations conducted under or within the scope of this Agreement, including any injury, death or property damage caused by or attributable to (i) the sole, concurrent or combined negligence or fault of Valkor or any of its Representatives, or (ii) where liability with or without fault is strictly imposed by operation of law based on a condition created by Valkor or any of its Representatives;

(2)	Any failure by Valkor to comply with laws, statutes, rules, regulations or orders of governmental authorities that are applicable to Valkor’s operations conducted under or within the scope of this Agreement;

(3)	Liens, claims and demands arising from work performed by Valkor’s contractors or subcontractors or from materials supplied to TMC Capital;

(4)	Any breach or violation of any representation, warranty or covenant of Valkor contained in this Agreement.

(b) The indemnity obligations undertaken by Valkor in favor of the TMC Indemnitees under Section 7.02(a)(1), including any defense obligations, claims, judgments and liability (including attorney’s fees and litigation costs), shall be limited to the amount of insurance coverage or limits in the insurance policies required to be carried or maintained by Valkor under the provisions of Section 8.01 (and as set forth in Schedule Y hereto), whether or not Valkor has secured and is carrying the insurance coverage required by Section 8.01. Valkor shall have no indemnification obligations under Section 7.02(a)(1) for any obligation, claim, judgment or liability that is or would be outside the scope and coverage of the insurance policies and coverage required to be maintained by Valkor under Section 8.01.

7.03 Limitations of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER OR TO ANY INDEMNITEE UNDER THE INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, REVENUE OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO ANY CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR IN TORT, OR OTHERWISE, EVEN IF PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VIII
INSURANCE

8.01 Insurance Requirements.

Each Party shall maintain, at its cost or at their joint cost, the insurance policies and coverages set forth in Schedule Y hereto.

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ARTICLE IX

ASSIGNMENTS AND TRANSFERS OF INTERESTS

9.01 Assignments and Transfers.

Neither Valkor nor TMC Capital shall have the power, authority or right to assign, sublease, encumber or otherwise transfer any right, title or interest that it, or either of them, may own or hold in the Leases without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any such assignment, sublease, encumbrance or other proposed transfer by either Party, even if consented to in writing by the non-transferring Party, shall require that each assignee, sublessee or transferee (including any mortgagee or secured party acquiring any interest in the Leases by virtue or any foreclosure or in the exercise of secured rights), as a condition to receiving any right, title or interest in the Leases as the owner of working interests, agree in writing to become bound by the terms of this Agreement, including the confidentiality provisions contained herein, or in any restatement or replacement agreement that may be developed and agreed upon by the Parties.

ARTICLE X

GOVERNING LAW & DISPUTE RESOLUTION

10.01 Governing Law.

THIS AGREEMENT AND THE VALIDITY, INTERPRETATION, TERMINATION AND ENFORCEMENT THEREOF AND HEREOF SHALL BE SUBJECT TO AND GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF UTAH WITHOUT REGARD TO THE CHOICE OF LAWS OR CONFLICTS OF LAWS PRINCIPLES THEREOF.

10.02 Dispute Resolution.

ANY CLAIM, CONTROVERSY OR DISPUTE BETWEEN THE PARTIES (WHETHER CONTRACTUAL OR NON-CONTRACTUAL IN NATURE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (EACH A “DISPUTE”) SHALL BE FINALLY AND EXCLUSIVELY RESOLVED IN ACCORDANCE WITH THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SCHEDULE Z HERETO.

ARTICLE XI

GENERAL PROVISIONS

11.01 Amendments.

This Agreement may be amended, modified, changed, altered or supplemented only by a written instrument duly executed by each of the Parties specifically for such purpose and that specifically refers to this Agreement.

11.02 Waiver.

Any of the terms, provisions, covenants, representations or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Failure of any Party at any time to require performance of any provision contained in this Agreement shall not, in any way or manner, affect its right to enforce the same. No waiver by any Party of any condition or of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other provision hereof.

11.03 Notices & Notification.

(a) Any notice required or permitted to be given by any Party will be deemed given when in writing and delivered to the address for notice of the intended recipient by personal delivery or by courier, by prepaid certified or registered mail, or by facsimile or telecopier. Any notice delivered by mail shall be deemed to have been received on the actual date of receipt. Any notice delivered personally or by facsimile or telecopier shall be deemed to have been received on the actual date of delivery. The address for service of notice or process to or on each of the Parties is as follows:

(1) If to TMC Capital: TMC Capital, LLC Attention: R. Gerald Bailey 15315 W. Magnolia Boulevard, Ste 120 Sherman Oaks, California 91402 Telephone: (713) 524-2542 Email: executive@petroteq.energy	(2) If to Valkor: Valkor Energy Holdings, LLC Attention: Steven Byle 21732 Provincial Boulevard, Ste 160 Katy, Texas 77450 Telephone: (832) 859-5060 Email: steven.byle@valkor.com

(b) Any Party may, by written notice to the other Parties, change its address for notice to some other address in the U.S. and shall be required to change its address for notice purposes whenever its existing address ceases to be adequate for delivery by hand. A post office box may not be used as an address for notices or for service of process hereunder.

11.04 Recordation; Memorandum.

Each of the Parties shall be entitled to record the assignment and title instruments delivered under the terms of this Agreement or, upon mutual agreement, the Parties may execute a memorandum of any such assignment and title instrument and record such instrument, in each case in the county in the State of Utah in which the lands covered by such instruments are located, in lieu of recording a full copy of each such assignment and title instrument.

11.05 Reasonable Assurances.

Each Party shall promptly execute, acknowledge, and deliver to the other Party such other instruments and take such other action as may be necessary or convenient in order to effect the transaction contemplated in this Agreement.

11.06 Third Party Beneficiary.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.07 Transaction Expenses.

Each Party shall be responsible for its own costs and expenses (including legal, financial, advisory, investment banking and accounting fees and expenses) incurred in connection with development of this Agreement.

11.08 Savings Clause; Severability.

If any part or portion of this Agreement is held to be invalid, such invalidity of any such part or portion shall not affect any remaining part or portion hereof.

11.09 Entire Agreement.

When executed by the duly authorized representatives of the Parties, this Agreement, together with the Exhibits and Schedules attached thereto, respectively, shall constitute the entire agreement between and among the Parties with respect to the subject matter hereof, and shall supersede and replace any and all other writings, understandings or memoranda of understanding entered into or discussed prior to the execution date hereof. This Agreement sets forth the entire agreement and understanding of the Parties with respect to this transactions contemplated hereby, and any prior agreements are hereby merged herein and terminated.

11.10 Counterparts.

This Agreement may be executed in as many counterpart copies as may be required. All counterparts shall collectively constitute a single agreement.

IN WITNESS WHEREOF, the Parties have executed and made this Agreement effective as of the date written above.

VALKOR ENERGY HOLDINGS, LLC		TMC CAPITAL, LLC

By:	/s/ Steven Byle	By:	/s/ R. Gerald Bailey
Name:	Steven Byle	Name:	R. Gerald Bailey
Title:	Manager/Managing Member	Title:	Manager/Managing Member

EXHIBIT A THE LEASES

The Assignment consists of the right on the part of TMC Capital, at its election, to participate in E&P Operations conducted by Valkor under and within the scope of the certain mineral leases covering and including lands situated in Uintah County (Salt Lake Meridian), State of Utah, more particularly described as follows:

1. Mining and Mineral Lease Agreement dated July 1, 2013, as amended.

Mining and Mineral Lease Agreement dated July 1, 2013, as amended, executed between Asphalt Ridge, Inc., as lessor, and TMC Capital, LLC, as lessee, with respect to lands situated in Uintah County (Salt Lake Meridian), Utah, more particularly described as follows:

Township 4 South, Range 20 East (SLM)

Section 25: Lots 1 & 2, W½ NE¼

(Enterprise No. 6 patented mining claim)

Township 4 South, Range 21 East (SLM)

Section 30: Lots 1 & 2, W½ NE¼ NW¼, SE¼ NE¼ NW¼, SE¼ NW¼

(Enterprise No. 5 patented mining claim)

Township 5 South, Range 21 East (SLM)

Section 4:	SW¼ NW¼, NW¼ SW¼, E½ SW¼
Section 15:	W½ NW¼, SE¼ NW¼, SW¼ NE¼
Section 25:	SW¼ (Cameron No. 7 patented mining claim)
Section 25:	Lots 9 & 10, W½ SE¼ (Cameron No. 5 patented mining claim)
Section 25:	Lots 4 & 5, S½ NW¼ (Cameron No. 8 patented mining claim)

Township 5 South, Range 22 East (SLM)

Section 31:	Lot 3, SW¼ SE¼, E½ SW¼
Section 31:	N½ SE¼, SE¼ SE¼ (Cameron No. 1 patented mining claim)
Section 32:	SW¼

(containing 1,229.82 acres, more or less).

2. Short Term Mining Lease dated August 10, 2020, as amended.

Short Term Mining Lease dated August 10, 2020, executed between Asphalt Ridge, Inc., as lessor, and Valkor LLC, as lessee, with respect to lands situated in Uintah County (Salt Lake Meridian), Utah, more particularly described as follows:

Township 5 South, Range 22 East (SLM)

Section 31: Lot 3, SW¼SE¼, E½SW¼, N½SE¼, and SE¼SE¼

SCHEDULE Y

INSURANCE REQUIREMENTS

1. Insurance Coverages. (a) Each Party shall procure and maintain, at its sole cost, at all times during the conduct or performance of operations under the Leases or on or with respect to any of the lands covered thereby, and for a period of two (2) years following the termination or expiration of the Leases, the following insurance policies and coverage, with limits not less than the limits specified below:

(1) Commercial General Liability Insurance (“CGL Insurance”), with a combined single limit of One Million Dollars ($1,000,000), covering personal injury, death or property damage resulting from each occurrence; CG 2503, or its equivalent, amending aggregate limits shall apply;

(2) Business Auto Liability Insurance (“AL Insurance”) covering owned, non-owned and hired motor vehicles, with a combined single limit of One Million Dollars ($1,000,000);

(3) Excess Liability Insurance, which may be “following form”, and extending coverage in excess of CGL Insurance and AL Insurance coverages, with limits not less than Two Million Dollars ($2,000,000) combined single limit each occurrence and in the aggregate;

(4) Workers’ Compensation Insurance with Longshoremens’ and Harbor Workers’ endorsement (if applicable) as required by applicable law; and Employer’s Liability Insurance with limits of One Million Dollars ($1,000,000) per accident or illness.

.

(b) The insurance policies maintained by each Party shall be issued by or through insurance carriers that carry a financial strength rating of at least A+ with A.M. Best Co. or that are otherwise acceptable to the other Party. Any deductible or self-insured retention of insurable risk maintained by a Party in or under its insurance program shall be for such Party’s account.

2. Proof of Coverage; Notice. Prior to commencing operations under the Leases or on or as to any of the lands covered thereby, and on an annual basis thereafter, each Party shall have its insurance carriers furnish to each Party certificates specifying the types and amounts of insurance coverage in effect and maintained by each such Party and the expiration dates of each policy. Each certificate shall include a statement that no insurance will be canceled or materially changed without thirty (30) days prior written notice to both Parties.

3. Additional Insured; Waiver of Subrogation. (a) To the extent permitted by applicable law:

(1) The CGL Insurance, AL Insurance, and Excess Liability Insurance carried by each Party, and each certificate of insurance issued by carriers providing such insurance, shall name the other Party (or Parties), its officers, directors, managers, employees, agents and representatives, as an additional insured under endorsement forms that are determined to be acceptable to each Party; and

(2) All insurance policies maintained by each Party, to the extent applicable, shall include clauses providing that each issuing company (and underwriter) shall waive its rights of recovery, under any theory of subrogation or otherwise, against each Party and its officers, directors, managers, employees, agents and representatives for liabilities or losses within the scope of such policies.

(b) Each policy shall include clauses stating that the policy shall be primary and not excess or noncontributing to any insurance policies carried by or otherwise available to either Party.

SCHEDULE Z

DISPUTE RESOLUTION

1.01 Mandatory Arbitration.

(a) In the event of any Dispute, the Parties shall make a good faith effort to resolve the Dispute amicably through settlement and compromise. If the Parties are unable to resolve a Dispute, the Dispute shall be finally and exclusively resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and the Mediation Procedures (the “AAA Rules”). Unless otherwise agreed by the Parties in writing, the following rules and procedures shall supplement the AAA Rules, or constitute an exception thereto, and shall govern any arbitration of a Dispute conducted thereunder:

(1)	The place of the arbitration shall be at AAA’s offices in Houston, Texas, and the arbitration shall be conducted in the English language;

(2)	The arbitration shall be conducted by a tribunal of three (3) arbitrators (the “Arbitral Tribunal”). One arbitrator shall be nominated by the claimant(s) and the second arbitrator shall be nominated by the respondent(s). The two nominated arbitrators shall then jointly nominate the third arbitrator, who shall act as chairman of the Arbitral Tribunal and shall be a qualified lawyer licensed to practice law in one or more states within the United States and shall have expertise in oil and gas law and related transactions. If the claimant(s) or the respondent(s) fails to nominate an arbitrator to the Arbitral Tribunal within thirty (30) calendar days after the date on which a written request for arbitration has been received by the AAA (the “Arbitration Commencement Date”), or the two arbitrators nominated by the claimant(s) and respondent(s), respectively, fail to designate the third arbitrator to the Arbitral Tribunal within thirty (30) calendar days after the Arbitration Commencement Date, the AAA shall appoint any arbitrator or arbitrators required to complete the Arbitral Tribunal, including the third arbitrator that is to act as the chairman of the Arbitral Tribunal;

(3)	The appointing authority shall be the AAA; and

(4)	No arbitrator selected or appointed to the Arbitral Tribunal shall be older than seventy (70) years of age at the time of his/her appointment unless the Parties waive this requirement in writing.

(b) The decision or award of the Arbitral Tribunal (or of a sole arbitrator if the Parties agree to have the arbitration conducted by a single arbitrator) shall be in writing and shall state and be supported by detailed reasoning for the award. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the Parties’ desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the Parties.

(c) The decision or award of the Arbitral Tribunal (or of a sole arbitrator if the Parties agree to have the arbitration conducted by a single arbitrator), shall be final, conclusive and binding on the parties thereto, and any right of application or appeal to the courts or any judicial body in connection with any question of law or fact arising in the arbitration or in connection with any award or decision made by the Arbitral Tribunal or the arbitrators shall, so far as lawfully possible, is and shall be waived and excluded (except as may be necessary to enforce such award or decision). A judgment upon an award rendered by the Arbitral Tribunal, or by any arbitrator, pursuant to any arbitration proceeding conducted hereunder may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

1.02 Limitations on Liability & Remedies.

In any arbitration or litigation between the Parties, neither Party shall be liable for or assert any claim for consequential, incidental, indirect, special or exemplary (punitive) damages unless it is determined that a Party (a) intentionally and knowingly breached or violated this Agreement in an attempt to misappropriate or unlawfully distribute to others the property (including the intellectual property) of a Party, or (b) willfully ignored or disregarded any emergency relief obtained by a Party hereunder.

1.03 Confidentiality.

Each Party in any arbitration conducted hereunder shall keep any Dispute and the proceedings relating thereto confidential and shall not publish or disclose to any Person, other than those Persons involved in the proceedings, the existence of the arbitration or any information, pleadings or other documents submitted in the arbitration, any oral submissions or testimony, transcripts, or any award, unless and to the extent that disclosure is required by law or is necessary for the recognition or enforcement of any final arbitration decision or award.

1.04 Enforcement; Limitations on Remedies.

(a) Any final decision or award of the Arbitral Tribunal or the arbitrator(s) hereunder, including any interim measure or emergency relief granted to a Party, shall be considered a final award under the U.S. Federal Arbitration Act and may be confirmed and enforced in accordance therewith. Any such final arbitration decision or award may be enforced, and any interim measures or emergency relief required by a Party may be obtained in aid of arbitration or to protect the status quo or the interests or property of the Parties prior to or during the pendency of arbitration, in or from the federal or state courts located in Houston, Texas.

(b) Each of the Parties hereby submits to the AAA in Houston, Texas (USA) as the mandatory forum of choice for the resolution of any Dispute and to the jurisdiction of the federal and state courts sitting in Houston, Texas, for the enforcement of any final decision or award issued by the Arbitral Tribunal or by any arbitrator(s) or the issuance of interim measures or emergency relief. Service of process in any arbitral or judicial action or proceeding instituted hereunder may be made upon the Parties, or either of them, by delivering a request for arbitration or other pleading or document, using the methods set forth in the “Notice” provisions contained in this Agreement, to a Party at the address for such Party as listed therein. Each Party irrevocably, voluntarily and knowingly waives and relinquishes (1) the right to institute, prosecute or maintain any action or proceeding, whether in the nature of a civil action, arbitration or other proceeding, in any forum or in any jurisdiction other than AAA in the forum selected and agreed upon by the Parties herein, and (2) any right to invoke, and hereby agrees not to invoke, any claim or defense of forum non conveniens, inconvenient or improper forum or transfer or change of venue.

(c) In any arbitration (or other legal action) involving a Dispute, or in any civil litigation to compel arbitration or to enforce any final arbitration decision or award hereunder, each Party shall pay its own costs and expenses, including attorneys’ fees and the fees and expenses of its experts and witnesses.